Exhibit 99.1

Industrial Distribution Group, Inc. Reports First Quarter 2007 Results

ATLANTA, May 8, 2007 (PRIME NEWSWIRE) -- Industrial Distribution Group, Inc. (Nasdaq:IDGR) today reported financial results for the first quarter ended March 31, 2007.

First quarter 2007 revenues were $135.1 million compared to $140.3 million reported for the comparable period of 2006. The company's net income for the first quarter of 2007 was $1.5 million or $0.15 per diluted share compared to net income of $1.5 million or $0.16 per diluted share for the comparable period of the prior year.

For the first quarter, revenues from Flexible Procurement Solutions(tm) (FPS), IDG's services-based supply offerings that include storeroom management, were $81.1 million, an increase of $0.5 million or 0.7% compared to the first quarter of 2006. FPS revenues were 60.0% of IDG's total first quarter revenues, as compared to the 57.4% reported for the three months ended March 31, 2006. As of March 31, 2007, the company had 336 total FPS sites, including 100 storeroom management arrangements. New FPS customers generated incremental revenue of $9.1 million for the first quarter of 2007, which was partially offset by a continued decline in the domestic automotive and truck sectors, which had a negative impact of approximately $3.7 million on FPS revenue. Since IDG has virtually 100% market share of MROP products at storeroom management sites, sales volume declined in tandem with customers' lower production levels. The remaining difference was due to site turnover in the second half of 2006.

General MROP sales declined from the prior year first quarter by $5.7 million to $54.0 million, or 9.6%. The decline in General MROP revenue was due primarily to a general business decline in the automotive and truck sectors, which had a significant impact on a broad portion of our customer base of tier-one and tier-two suppliers which support the Big 3 automakers. The remainder of the decline was due to the manufactured housing and recreational vehicle industries. The manufactured housing sector experienced higher revenues in the prior year as a result of FEMA demand for housing due to the hurricanes experienced during late 2005.

"During the first quarter we continued to focus our sales force on engaging our suppliers in an effort to grow our sales outside of the automotive industry," said Charles A. Lingenfelter, IDG's president and chief executive officer. "The revenue weakness in the domestic automotive industry, which includes suppliers to the automotive and truck manufacturers, was more severe than our internal forecasts and expectations. We also experienced a decline from the prior year in the recreational vehicle and manufactured housing markets. Internally, we experienced and addressed service level challenges associated with the integration of our newly-implemented company-wide ERP system, which impacted certain of our customers. Despite these challenges, we made significant progress towards achieving our ongoing objectives of enabling future profitable sales growth and driving higher profitability through the achievement of internal efficiencies," Lingenfelter added.

Gross margins for the first quarter of 2007 improved to 23.0% compared to the 21.5% reported for the comparable period of 2006. The improvement was due to supplier programs, improvement from the strategic pricing initiative, as well as adherence to the minimum profitability standards on contracts previously implemented. Additionally, the company reduced cost of sales in the current period by $0.5 million due to the write-off of duplicate trade payables related to inventory purchases made in prior years. As the related inventory balances were corrected in prior years, the write-off of the duplicate trade payables is accounted for as a reduction to cost of sales during the first quarter of 2007. This contributed 0.4 percentage points of the 1.5% improvement in gross margin as compared to last year.

Selling, general and administrative (SG&A) expenses increased $1.0 million to $28.2 million for the first quarter 2007 compared to 2006, for an increase of 3.5%. As a percentage of net sales, SG&A expenses increased to 20.9% for the first quarter from 19.4% for the comparable period of 2006. The increase includes $0.9 million in salaries and benefits, reflecting both new hires in marketing and sales, as well as overtime and temporary help to address process changes and the aforementioned IT system integration challenges.

IDG continues to focus on effectively managing its balance sheet. As of March 31, 2007, long-term debt declined on a sequential basis from the fourth quarter 2006 by $0.5 million to $23.9 million. While the debt balance remains higher than last year, the current level reflects working capital requirements associated with the IT system conversion, and thus is expected to decline as these issues are resolved.

"The results we are seeking, including improved operating performance, stronger sales growth, and a more profitable business requires an intense focus on near-term internal process improvement. When we have implemented the first phase of our company-wide process improvement plan, we expect to see improved internal and external service levels that include higher order fill rates, better responsiveness to customer needs and increased operational efficiency. IDG's associates, and particularly our executive leadership team, are committed to this process focus as the path to delivering greater value for all of our constituencies," noted Lingenfelter. "While we proceed through these near-term automotive market and organizational transition periods, we are ever more convinced that the strategy and objectives to achieve our vision are valid and that we will see concrete results this year. We see how our company is evolving and improving for the better. We will continue to be very mindful of the need to maintain a tight rein on our discretionary spending, while not curtailing strategic investment in our business," concluded Lingenfelter.

Conference Call Information

IDG's management will host a conference call on May 8, 2007 at 9:00 a.m. EDT to discuss the company's first quarter results. To access this call, please dial (800) 497-8785. The conference ID number is 7933500. A replay of the call may be accessed by dialing (800) 642-1687 and providing the conference ID number 7933500. The replay will be available from 12:00 p.m. eastern time on May 8, 2007, to 11:59 p.m. eastern time on May 15, 2007. The conference call will also be webcast live on the company's website, www.idglink.com, and will continue to be available on the website.

About IDG

Industrial Distribution Group, Inc. (Nasdaq:IDGR) is a nationwide distributor of products and services that creates competitive advantages for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products. Recognized for its broad product offering, the company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the company's more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The company provides virtually any MROP product that its customers may require.

Through its business process outsourcing services, the company offers an array of value-added MROP services such as Flexible Procurement Solutions(tm) (FPS). These solutions emphasize and utilize IDG's specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG's associates work full time in more than 100 customers' manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.

IDG serves approximately 13,000 active customers, representing a diverse group of large and mid-sized national and international corporations including Borg-Warner Inc., Boeing Company, ArvinMeritor Inc., PPG Industries, Kennametal, Inc., Duracell, Ford Motor Company, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.

Flexible Procurement Solutions(tm)

IDG's Flexible Procurement Solutions(tm) (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.

Safe Harbor

Certain written and oral statements made by Industrial Distribution Group, Inc. may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this report and other filings with the Securities and Exchange Commission. Generally, the words "anticipate," "believe," "expect," "intend", "estimate," "project," and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future including growth in market share and statements expressing general optimism about future operating results are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company's historical experience and the company's present expectations or projections. Caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                  INDUSTRIAL DISTRIBUTION GROUP, INC.
                   Consolidated Statements of Income
                   (in thousands, except share data)
                              (unaudited)

                                                 Three Months Ended
                                                      March 31,
                                                  2007         2006
                                               ----------   ----------
 Net Sales                                     $  135,105   $  140,276
 Cost of Sales                                    103,996      110,144
                                               ----------   ----------
    Gross Profit                                   31,109       30,132
 Selling, General & Administrative Expenses        28,190       27,237
                                               ----------   ----------
    Income from Operations                          2,919        2,895
 Interest Expense                                     500          311
 Other Income                                           1           18
                                               ----------   ----------
 Income Before Income Taxes                         2,420        2,602
 Provision for Income Taxes                           951        1,061
                                               ----------   ----------

 Net Earnings                                  $    1,469   $    1,541
                                               ==========   ==========

 Basic earnings per common share               $     0.16   $     0.16
 Diluted earnings per common share             $     0.15   $     0.16
                                               ==========   ==========

 Basic weighted average shares outstanding      9,354,371    9,437,658
                                               ==========   ==========
 Diluted weighted average shares outstanding    9,654,010    9,724,976
                                               ==========   ==========

                  INDUSTRIAL DISTRIBUTION GROUP, INC.
                 Consolidated Condensed Balance Sheets
                            (in thousands)

                                             March 31,    December 31,
                                               2007          2006
 ASSETS                                      --------       --------
                                            (unaudited)

 Total Current Assets                         $155,062       $152,528
 Property and Equipment, net                     4,832          4,928
 Intangible and Other Assets, net                2,559          2,556
                                              --------       --------
 TOTAL ASSETS                                 $162,453       $160,012
                                              ========       ========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Total Current Liabilities                    $ 59,954       $ 58,885
 Long-Term Debt                                 23,935         24,393
 Other Long-Term Liabilities                       393            410
                                              --------       --------
 Total Liabilities                              84,282         83,688

 Total Stockholders' Equity                     78,171         76,324
                                              --------       --------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $162,453       $160,012
                                              ========       ========

CONTACT:  Industrial Distribution Group, Inc.
          Jack P. Healey, Executive Vice President and
            Chief Financial Officer
          (404) 949-2100
          www.idglink.com